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                     October 23, 2023

       Kirk Taylor
       President and Chief Financial Officer
       American Acquisition Opportunity Inc.
       12115 Visionary Way
       Fishers, Indiana 46038

                                                        Re: American
Acquisition Opportunity Inc.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed March 22,
2023
                                                            File No. 001-40233

       Dear Kirk Taylor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joan Guilfoyle